Exhibit 10(s)

Supplemental Individual Disability Insurance Plan

Coverage underwritten by the following subsidiary of Unum

Provident Life and Accident Insurance Company
1 Fountain Square
Chattanooga, TN 37402

Unum Life Insurance Company of America 2211 Congress Street
Portland, ME 04122

Provident Life and Casualty Insurance Company
1 Fountain Square
Chattanooga, TN 37402 www.unum.com
Unum is a registered trademark
and marketing brand of Unum Group and its insuring subsidiaries.
All rights reserved

Eligibility	All Newly Hired/Eligible Full-Time Executives
Insurable Income	Base Salary
Plan Design	75% of monthly insurable income less LTD to amount of the GSI offer
LTD Plan	65% of Base Salary to a maximum of $15,000, 100% Employer Paid
GSI Benefit Maximum	$10,000
Elimination Period	180 days
Benefit Period	To Age 65
Contract Type*	850 NC
Contributory Status	Employer Paid
Participation Requirement	100% (of all eligible lives)
Discount *	45%Large Case
Optional Additional Benefits: *	Catastrophic Disability Benefit 25% to $12,500 (not to exceed 100% income replacement)
Guaranteed Coverage Increase (GCI) - Annual to cap of GSI offer
Recovery Benefit - 6 Months
Work Incentive Benefit – 6 Months

*Revision to plan offer – Offering moved to the 850 Product – Added Census Enroll Processing - (signatures are required)
June 10, 2022

Developed Specifically For:    Northrop Grumman
Case #170806

Presented by:    Ruth Kline

Prepared by:    Kelly Swallow Wolfe
Chicago Sales Office

We recently completed a review of your in-force Supplemental Income Protection insurance plan and are pleased to offer revisions as outlined below. Enclosed with your plan offering are detailed plan specifications and an offer request document, which must be signed and returned to Unum in order to implement the plan changes. Unum is pleased to partner with you to provide these benefits to your employees. Specifically, your customized plan design includes:

Guaranteed Standard Issue (GSI) Supplemental Individual Disability Insurance Plan Summary

Northrop Grumman

Supplemental Individual Disability Insurance Plan

850
Non-Cancellable Contract

Benefit Period
To Age 65
Elimination Period
Benefits begin after a waiting period of 180 days
Income Replacement for Total Disability
•1st Two Years of Disability: a monthly income benefit will be paid if you are totally disabled in Your Occupation*, which means you are unable to work in your occupation, not working in any other occupation, and are under the care of a physician
•Remainder of Your Benefit Period: after Your Occupation* Period of 2 years, pays if, due to injuries or sickness, you are unable to perform the material and substantial duties of any occupation, and are under the care of a physician
*Known as Usual Occupation in CA
•2 Years Mental Disorder Benefit
Return-To-Work Benefits
•Rehabilitation Benefit: can help you regain your self- sufficiency as soon as possible. While you are disabled and receiving benefits, we may pay rehabilitation expenses not covered by other benefits
•Work Incentive Benefit: when you return to work, you will receive a short-term incentive for up to 6 months equal to the difference between your prior income and your current income, for up to 100% income replacement (subject to the maximum benefit amount)
•Residual Disability Benefit*: you must be under a doctor's care to be eligible for this benefit, which can pay for up to 2 years. You don't have to be totally disabled to be eligible, but you must still either lose time (due to injury or sickness) from your job or be unable to perform some of your job requirements and incur a loss of earnings of at least 20%
*Known as Partial Disability Benefit in CA
•Recovery Benefit: provides a benefit for up to 6 months if you fully recover, return to full-time work in your occupation but you continue to lose earned income due to your prior disability. This provision pays a benefit while you re-establish your earnings base. The amount you get is based on the percentage of earnings you lose

Other Features
•Voluntary Suspension During Unemployment: premium payments can be suspended for up to one year from date of unemployment. Any loss incurred during the suspension period is not covered

Optional Benefits
•Guaranteed Coverage Increase: allows employer or employees to increase monthly benefit without evidence of medical insurability up to the GSI Benefit Maximum as salary increases occur
•Catastrophic Benefit*: provides an additional benefit in the event of catastrophic disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)
*Not available in CA
•Presumptive Benefit*: provides an additional benefit in the event of presumptive disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)
*Only applies in CA

This information is not intended to be a complete description of the insurance coverage available. Contract provisions, features and optional benefits are based on standard published issue ages. Contract provisions, features and optional benefits are based on our standard published ages. The policy or its provisions may vary or be unavailable in some states. The policy has exclusions and limitations that may affect any benefits payable. For complete details of coverage and availability, please refer to Policy Form 850 and contact your Unum representative.

2

Northrop Grumman

Supplemental Individual Disability Insurance Plan

TERMS & CONDITIONS

Who is Eligible    This offer is extended to all eligible individuals (as defined under “Eligibility” on page 1) who are U.S. citizens or permanent U.S. residents possessing a green card.

On the date of employer census submission, eligibles must be working on a full-time basis without restrictions or limitations due to injury or sickness (30 hours or more per week).
Basis of Issue    A standard offer means no modifications can be made to the contract's premium rate, elimination period, benefit period or monthly benefit amounts to adjust for a pre-existing medical condition.
If the Catastrophic Disability Benefit is included in the offering, the Catastrophic Benefit is only payable for loss that occurs after the coverage effective date.

The IDI benefit will coordinate with any other disability coverage applied for; and any disability coverage already inforce.
Coverage applied for on a GSI basis cannot exceed this plan design and total coverage to be in-force (includes Group Long Term Disability and Individual Disability Insurance) cannot exceed our issue and participation limits.

The GSI benefit may be directly reduced by any inforce individual coverage that was issued by Unum or its affiliated companies on a GSI basis. Unum will not participate with any other active employer- sponsored individual disability GSI program that provides long-term coverage through a non- cancellable or guaranteed renewable contract.

Minimum policy size is $500 - must financially qualify.
Any additional amounts purchased beyond this offer amount will be considered to be outside the plan design and subject to our normal medical and financial underwriting guidelines.

Financial Requirements    We will accept a company-provided census (electronic preferred) listing employee name, date of birth, job title, date of hire and compensation (defined as Insurable Income on Page 1) as income documentation. Insurable income should be broken down into base salary and variable compensation in the census, if applicable.

3

Northrop Grumman

Supplemental Individual Disability Insurance Plan

OFFER REQUEST
•This offer must be signed and received by Case Design Underwriting before applications can be accepted.
•Written request for this offer must be received by July 10, 2022.
•The above offer is contingent upon current ratebook and state regulations in effect at application time. Any change in plan design, eligibility/participation requirements, premium payer, etc. requires written approval by Case Design Underwriting.

EMPLOYER AND BROKER OBLIGATIONS/ENROLLMENT PROCESS
•Unum will be provided with a full census (name, job title, resident addresses, date of hire, work status, insurable income, DOB, gender and employee Social Security Number).
•After the initial enrollment, new employees will be enrolled within an agreed upon enrollment schedule.
•Employees who enroll and fully participate in this plan will have the opportunity to update their coverage within the plan design and benefit maximums during a scheduled annual or biannual enrollment period.
•If the required participation is not achieved, the offer becomes void.
•The Employer agrees with respect to policies issued by the Insurance Co. to certain salaried/wage earning employees:
To pay in full the required premiums (100% Employer Pay) for such policies and to remit such premiums to the Insurance Co. when due (refund check will be sent to the Employer if there is an overpayment).

OFFER REVIEW PROCESS
This offer will be reviewed every two years and remains in effect subject to our review of the plan design, persistency and overall case success. We may request current case information and census listing eligible individuals, dates of birth, job title and current income to complete our review. Although we do not anticipate doing so, we reserve the right to withdraw or modify this offer at any time. Factors such as experience, non-adherence to offer terms or availability of contract type could make this necessary. When appropriate, the Company will provide 90-days notice in advance of any anticipated change to this offer.

We are privileged that you have selected Unum to meet your employees’ income protection needs. We appreciate the opportunity to serve you and your employees, and we look forward to a continuing relationship.

4

Northrop Grumman

Supplemental Individual Disability Insurance Plan

Offer Acceptance

OFFER ACCEPTANCE
On behalf of Northrop Grumman, I request the offer outlined above and understand that these specifications are only available through the broker to whom this letter is addressed.

DISCLOSURE REMINDER REGARDING BROKER COMPENSATION
Your insurance or benefits advisor can offer you advice and guidance as you select the policy and provider most appropriate for your needs. At Unum we recognize the important role these professionals play in the sale of our products and services and offer them a variety of compensation programs. Your advisor can provide you with information about these programs as well as those available from other providers. We support disclosure of advisor compensation so that customers can make an informed buying decision.

If you would like additional information about the range of compensation programs our company offers, you can find more details at www.unum.com. Unum provides employers with the premium and commission information needed to complete Schedule A on Form 5500 for group insurance as may be required under ERISA. You may request similar information for ERISA reporting purposes for other insurance policies, such as Voluntary Benefits or Individual Disability. If you would like to request such information or if you have other questions, or if you would like to speak to us directly about advisor compensation, please call Broker Compensation Services at 1-800-ASK-UNUM (1-800-275-8686).

At Unum, we recognize and support full transparency and disclosure of compensation. Unum Enrollment Representatives are licensed as insurance producers; they represent and act on behalf of Unum.
Enrollment Representatives do not receive compensation based in whole or in part on the sale of insurance to you. If you have questions, contact your Unum IDI Executive Benefits Representative.

______________________________________ ____________________________________
(signature)    (signature)
Ruth Kline
______________________________________ ____________________________________
Position and Title    Date    Broker of Record    Date
(type or print clearly)

cc: Donna Dinsmore, Underwriting Consultant - IDI Case Design Underwriting
Northrop Grumman 2022 Revision dms

5